EXHIBIT 99.1

Summer Infant Reports Second Quarter Results

Sequential Revenue Growth; $0.02 EPS; Refinancing Strengthens Company

WOONSOCKET, R.I., Aug. 01, 2018 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal second quarter ended June 30, 2018.

“The second quarter of fiscal 2018 showed significantly improved results sequentially versus Q1, as we continued to lay the foundation – both strategically and operationally – to strengthen the Company’s outlook this year and beyond,” said Mark Messner, President and CEO. “Revenue grew 13% from the first quarter due to the positive impact of higher sales across a number of channels and product categories even as we saw $6.7 million of lower revenue year-over-year related to the liquidation of Toys ‘R’ Us and Babies ‘R’ Us, which is now complete. At the same time, we posted solid gross margins, lower G&A and sales expense, and positive EPS, while further reducing our bank debt. We also refinanced our credit facilities during the quarter, providing for long-term financial flexibility and the liquidity to invest in a variety of critical product development initiatives, and we’re on track for incremental cost savings this year as we realign our California distribution center, as previously announced. Given these accomplishments, and our ongoing brand expansion plans, we believe we’re well positioned for the future and expect to see continued, improving operating performance in the quarters to come.”

Second Quarter Results

Net sales for the three months ended June 30, 2018 were $47.7 million compared with $52.6 million for the three months ended July 1, 2017. Revenue grew 13% sequentially from the first quarter of 2018 but was down year-over-year primarily due to the bankruptcy and liquidation of a leading brick and mortar retail customer, where sales fell $6.7 million versus the prior-year period. This decline, and the impact of lower monitor sales, was partially offset by growth across alternate channel partners and higher revenue in several safety product categories.

Gross profit for the second quarter of 2018 was $15.4 million compared with $17.3 million for the second quarter of 2017, and gross margin was 32.3% in 2018 versus 32.9% last year. The slightly lower gross margin in 2018 reflects higher closeout sales related to inventory associated with the Babies “R” Us liquidation.

Selling expenses were $3.1 million in the second quarter of 2018 compared with $4.2 million in the second quarter of 2017. Selling expense as a percent of net sales declined to 6.5% in fiscal 2018 from 8.0% last year, primarily due to higher direct import and closeout sales – lacking cooperative advertisements – as well as lower consumer advertising costs.

General and administrative expenses (G&A) were $9.4 million in 2018 versus $10.3 million last year. The second quarter of fiscal 2018 benefitted from previously-announced cost containment initiatives, including headcount reduction; both fiscal years included approximately $0.2 million of non-cash, stock-based compensation expense. G&A as a percent of sales was 19.7% in the 2018 second quarter versus 19.5% in 2017, and the Company remains on track to complete the streamlining of its warehouse distribution center before the end of 2018 – expected to result in annual savings of $0.7 million going forward.

Interest expense was $1.4 million in fiscal 2018 versus $0.7 million last year, with the year-over-year increase primarily due to the Company’s refinancing of its bank agreements. This included the impact from a non-cash charge to write off $0.5 million of unamortized, prepaid finance costs resulting from the repayment of the Company’s prior debt.

Reflecting the aforementioned lower revenue and expenses associated with the refinancing of its bank agreements, the Company reported net income of $0.3 million, or $0.02 per share, in the second quarter of 2018 compared with net income of $0.5 million, or $0.03 per share, in the prior-year period.

Adjusted EBITDA for the second quarter of 2018 was $3.3 million versus $3.5 million for the second quarter of 2017, with the year-over-year decline reflecting the lower revenue. Adjusted EBITDA as a percent of net sales was 7.0% in fiscal 2018 versus 6.6% last year. Adjusted EBITDA in 2018 includes $0.2 million in bank permitted add-back charges compared with $0.5 million in the prior-year period, as defined in the Company’s amended credit facility. Adjusted EBITDA, adjusted net income, and adjusted earnings per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of June 30, 2018, Summer Infant had approximately $0.9 million of cash and $44.9 million of bank debt compared with $0.7 million of cash and $48.1 million of bank debt as of December 30, 2017. The Company’s bank leverage ratio was 4.7 times the trailing twelve months’ Adjusted EBITDA at quarter end, as compared with 4.7 at the beginning of the fiscal year. The Company generated $7.2 million in cash from operations during the first six months of 2018, reflecting lower inventory levels, compared to a $2.8 million in the prior-year period.

Inventory as of June 30, 2018 was $26.7 million compared with $34.0 million as of December 30, 2017. Trade receivables at the end of the quarter were $36.0 million compared with $36.6 million at the end of fiscal 2017. Accounts payable and accrued expenses were $34.0 million as of June 30, 2018 compared with $34.5 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 2, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding the impact of the recently completed refinancing on future liquidity and support for growth initiatives and the impact of cost saving initiatives, product development, brand expansion and  warehouse facility restructuring on future operating performance. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the bankruptcy and liquidation of the U.S. assets of Toys R Us and the resulting loss of sales to Babies R Us, a former major customer of the Company; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	June 30, 2018	December 30, 2017
	(unaudited)

Cash and cash equivalents	$929	$681
Trade receivables, net	36,040	36,640
Inventory, net	26,726	34,035
Property and equipment, net	9,696	9,640
Intangible assets, net	13,669	14,046
Other assets	3,271	2,988
Total assets	$90,331	$98,030

Accounts payable	$24,558	$24,642
Accrued expenses	9,428	9,818
Current portion of long-term debt	656	3,250
Long term debt, less current portion (1)	41,647	43,772
Other long term liabilities	2,875	2,906
Total liabilities	79,164	84,388

Total stockholders’ equity	11,167	13,642
Total liabilities and stockholders’ equity	$90,331	$98,030

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,633 and $1,127 of unamortized financing fees in the periods ending June 30, 2018 and December 30, 2017, respectively.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net sales	$47,678	$52,579	$89,733	$99,919
Cost of goods sold	32,284	35,263	60,747	67,314
Gross profit	$15,394	$17,316	$28,986	$32,605
General and administrative expenses(1)	9,376	10,252	21,964	19,524
Selling expense	3,091	4,220	5,769	8,131
Depreciation and amortization	1,074	1,041	2,075	2,097
Operating income/(loss)	$1,853	$1,803	$(822)	$2,853
Interest expense	1,409	734	2,182	1,458
Income/(loss) before taxes	$444	$1,069	$(3,004)	$1,395
Income tax provision/(benefit)	146	528	(595)	684
Net income/(loss)	$298	$541	$(2,409)	$711
Income/(loss) per diluted share	$0.02	$0.03	$(0.13)	$0.04

Shares used in fully diluted EPS	18,735,858	18,600,949	18,690,711	18,599,899

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$298	$541	$(2,409)	$711
Plus: interest expense	1,409	734	2,182	1,458
Plus: provision/(benefit) for income taxes	146	528	(595)	684
Plus: depreciation and amortization	1,074	1,041	2,075	2,097
Plus: non-cash stock based compensation expense	216	189	314	274
Plus: permitted add-backs (a)	183	456	3,114	625
Adjusted EBITDA (Non-GAAP)	$3,326	$3,489	$4,681	$5,849

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$298	$541	$(2,409)	$711
Plus: permitted add-backs(a)	183	456	3,114	625
Plus: unamortized financing fees(b)	518	-	518	-
Tax impact of items impacting comparability(c)	(196)	(160)	(1,017)	(219)
Adjusted Net income (Non-GAAP)	$803	$837	$206	$1,117
Adjusted Earnings per diluted share (Non-GAAP)	$0.04	$0.05	$0.01	$0.06

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended June 30, 2018 include board fees $96 ($27 tax impact), special projects $67 ($19 tax impact), and severance related costs $20 ($5 tax impact). Permitted add-backs for the three months ended July 1, 2017 include special projects $186 ($65 tax impact), severance related costs $136 ($48 tax impact), board fees $99 ($35 tax impact) and restructuring fees $35 ($12 tax impact). Permitted add-backs for the six months ended June 30, 2018 include bad debt $2,340 ($655 tax impact), severance related costs $441 ($124 tax impact), board fees $193 ($54 tax impact) and special projects $140 ($39 tax impact). Permitted add-backs for the six months ended July 1, 2017 include severance related costs $463 ($162 tax impact), board fees $187 ($65 tax impact), restructuring fees $125 ($44 tax impact), less a credit to special projects, primarily litigation fees ($150) ($52 tax impact).
(b) Write off of unamortized financing costs associated with the Company's former credit facility, reflecting a $518 ($145 tax impact) charge for the three and six months ending June 30, 2018.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.